Announces Agreement to Acquire Ocean Shore Holding Co. July 13, 2016 OceanFirst Financial Corp. Exhibit 99.1

OceanFirst Financial Corp. Forward-Looking Statements This communication contains forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the transaction and the recently completed acquisition of Cape Bancorp, Inc. by OceanFirst; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Ocean Shore assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that OceanFirst or Ocean Shore anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in Ocean Shore’s Annual Report on Form 10-K, those disclosed in OceanFirst’s and Ocean Shore’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”), as well as the possibility: that expected benefits of the transaction and the Cape acquisition may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, OceanFirst’s and Ocean Shore’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the transaction and the Cape acquisition; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the transaction; and diversion of management time on merger-related matters. For any forward-looking statements made in this communication or in any documents, OceanFirst and Ocean Shore claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. March 31, 2016 data for OceanFirst is estimated pro forma for Cape acquisition.

OceanFirst Financial Corp. Additional Information about the Transaction This communication is being made in respect of the proposed transaction involving OceanFirst and Ocean Shore. This material is not a solicitation of any vote or approval of OceanFirst’s or Ocean Shore’s shareholders and is not a substitute for the joint proxy statement/prospectus or any other documents which OceanFirst and Ocean Shore may send to their respective shareholders in connection with the proposed transaction. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the proposed transaction, OceanFirst intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, the respective investors and shareholders of OceanFirst and Ocean Shore are urged to carefully read the entire joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either company with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about OceanFirst, Ocean Shore and the proposed merger. Investors and security holders are also urged to carefully review and consider each of OceanFirst’s and Ocean Shore’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. When available, copies of the joint proxy statement/prospectus will be mailed to the respective shareholders of OceanFirst and Ocean Shore. When available, copies of the joint proxy statement/prospectus also may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08753, Attn: Christopher D. Maher; or Ocean Shore Holding Co., 1001 Asbury Avenue, Ocean City, NJ 08226, Attn: Steven E. Brady, President and Chief Executive Officer. Participants in the Solicitation OceanFirst, Ocean Shore and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of OceanFirst’s and Ocean Shore’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of OceanFirst and their ownership of OceanFirst common stock is set forth in the proxy statement for OceanFirst’s 2016 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 26, 2016. Information about the directors and executive officers of Ocean Shore and their ownership of Ocean Shore’s common stock is set forth in the proxy statement for Ocean Shore’s 2016 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 19, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Once available, free copies of the joint proxy statement/prospectus may be obtained as described in the preceding paragraph.

1 Deposit market share data as of June 30, 2015. 2 As of or for the quarter ended March 31, 2016. 3 Calculated as the time period at which the OceanFirst pro forma tangible book value per share equals OceanFirst’s projected stand-alone tangible book value per share. 4 Simple TBV earnback calculation is computed as the tangible book value dilution estimated at closing divided by the first full year of pro forma EPS accretion (2018). 5 Profitability metrics reflect an illustrative 2017 fully phased in earnings estimate which excludes deal charges and assumes 100% phase-in of cost saves. 6 Market data as of July 12, 2016. A Unique In-Market Opportunity for OceanFirst Compelling Acquisition Opportunity Enhanced scale builds towards OceanFirst’s commitment to becoming a premier NJ franchise Solidifies position as the #1 bank headquartered in Central and Southern NJ with a dominant Jersey Shore presence Pro forma franchise will become the #4 bank headquartered in NJ by deposit market share1 Enters banking “sweetspot” with $5B+ in total assets projected at deal closing Significant efficiency opportunity in Ocean Shore transaction Enhances Cape acquisition through significant cost savings – a function of the overlapping footprints the two organizations share Provides for infrastructure optimization through branch consolidation (average deposits per branch, op-ex to assets, etc.) Acquiring a strong, valuable core deposit franchise at attractive pricing Ocean Shore ranks among the best in NJ in non-interest bearing deposits to total deposits2 Overall cost of deposits of 32 bps2 Core deposit premium pricing of 4.9% vs. comparable deals of 9.7% Ocean Shore’s clean asset quality and residential focus creates additional strategic optionality for commercial real estate growth due to its low regulatory capital concentration Favorable Financial Impact 5.4% accretive to 2018 earnings (first full year of combined operations and cost savings) Considerable accretion in addition to the projected double digit earnings accretion from the Cape acquisition 3.1% tangible book value dilution at closing with a projected earnback period of approximately 3.7 years using the cross-over method3 and 4.1 years on a simple tangible book value earnback calculation4 Potential for Significant Value Creation Increased operating leverage leads to strong pro forma profitability metrics vs. peers and creates valuation upside5 Targeted return on average assets of >1.05% Targeted return on average tangible common equity of >13.0% Increased performance metrics leads to potential value creation with pro forma company projected Price/2017E6 earnings of 10.1x compared to peer median of 14.2x Additional scarcity value for pro forma franchise as the only scale player in Central and Southern NJ

¹ Based on OceanFirst common stock price of $18.74 as of July 12, 2016. 2 Based on 6,412,678 shares of common stock outstanding and 368,627 options with a weighted average strike price of $11.45. Pro forma Ocean Shore shares are 6,297,084 which reflects adjustments of 115,594 shares to extinguish Ocean Shore’s ESOP loan. ³ Shown to include $12.4 million of estimated cost savings (assuming cost savings are fully phased in). ⁴ Core deposits defined as total deposits less JUMBO time deposits. Premium to core deposits is calculated net of Ocean Shore ESOP related adjustments. Transaction Summary Transaction Value $22.47 per Ocean Shore share (consisting of $4.35 in cash and a 0.9667 fixed exchange ratio)1 $145.6 million in aggregate consideration1&2 Valuation Multiples 132% of Ocean Shore’s March 31, 2016 tangible book value per share 20.1x LTM net income 19.8x 2017 estimated net income 9.3x 2017 estimated net income assuming fully phased-in cost savings3 4.9% premium to core deposits4 Key Transaction Assumptions One-time pre-tax transaction and integration expenses of $19 million Cost savings estimated at 53% of Ocean Shore’s non-interest expense base Potential for consolidation of 5-7 branches Cost saves phased in 65% in 2017, and 100% thereafter Core deposit intangible (CDI) of 1.25% Gross credit mark of 1.25% Estimated net fair value of all purchase accounting marks (excluding CDI) of ($1.7 million) Capital Remain well-capitalized under regulatory guidelines Pro forma bank leverage ratio estimated to be in excess of 8.0% Board of Directors Three board seats for current Ocean Shore directors (including Ocean Shore President & CEO Steven Brady) Provides additional board representation for the Southern NJ market area Mr. Brady to be named Vice Chairman of Southern NJ Division and Chair Advisory Board Closing Late Q4 2016 / Early Q1 2017; required systems conversion expected June 2017 Subject to required regulatory approvals, approval by OceanFirst and Ocean Shore shareholders and other customary closing conditions

Branch Map Source: SNL Financial ¹ Deposit market share data as of June 30, 2015. 2 Financial highlights as of or for the quarter ended March 31, 2016. 3 NPAs defined as nonaccrual loans and leases and real estate owned, excluding renegotiated loans and leases, as of March 31, 2016. 4 For the trailing twelve months ended March 31, 2016. Overview of Ocean Shore Holding Co. OSHC: Cape May County¹ Deposits: $262M Market Share: 9.3% OSHC: Atlantic County¹ Deposits: $524M Market Share: 10.4% OSHC branches approx. 1 mile away from OCFC branch 4 5 2 1 3 6 7 Company Highlights Financial Highlights2 125+ year franchise Attractive, valuable core deposit base Significant overlap with OCFC footprint in Atlantic County, NJ One of the only independent banks of scale in Southern New Jersey Excellent asset quality NPAs3/ Assets of 0.66% NCO’s/ Avg. Loans4 of 0.11% 2011- Q1’16 annualized average: 0.10%   Total Assets ($M) $1,052   ROAA 0.67%   Gross Loans ($M) $796   ROATCE 6.55%   Total Deposits ($M) $818   NIM 3.24%   TCE/ TA 10.4%   Yield on Loans 4.14%   Leverage Ratio 10.5%   Cost of Deposits 0.32%   Total RBC Ratio 20.5%   Efficiency 66% - OCFC (50) - OSHC (11)

Source: SNL Financial 1 Includes all public and private New Jersey headquartered depository institutions. 2 As of or for the quarter ended March 31, 2016. Attractive Funding Franchise in Ocean Shore Ocean Shore vs. New Jersey Headquartered Banks1 OSHC: 0.32% 85th Percentile OSHC: 23.6% 91st Percentile Cost of Deposits2 (%) Non-Interest Bearing Deposits2 (%) Better Better

OceanFirst¹ Cape2 Pro Forma3 Source: SNL Financial. Note: Numbers may not sum to 100% due to rounding. ¹ Reflects financial information set forth in Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2016. 2 Reflects financial information set forth in Cape's Quarterly Report on Form 10-Q or Call Report as of and for the quarter ended March 31, 2016. 3 Excludes purchase accounting adjustments. Creating One of the Strongest Core Deposit Franchises in New Jersey… Ocean Shore1 Cost of Deposits: 0.26% Cost of Deposits: 0.32% Cost of Deposits: 0.32% Cost of Deposits: 0.29% Retail Time Dep < 100K Jumbo Time Dep > 100K IB Demand, Savings, & MMDA Noninterest-bearing Core Deposits: 94% Core Deposits: 92% Core Deposits: 91% Core Deposits: 93% $2.0B $1.2B $0.8B $4.0B

OceanFirst¹ Cape2 Pro Forma3 Source: SNL Financial. Note: Numbers may not sum to 100% due to rounding. ¹ Reflects financial information set forth in Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2016. 2 Reflects financial information set forth in Cape's Call Report as of and for the quarter ended March 31, 2016. 3 Excludes purchase accounting adjustments. 4 Illustrative estimate subject to change with pro forma capital levels and loan growth. Ocean Shore1 Yield on Loans: 4.21% Yield on Loans: 4.72% Yield on Loans: 4.14% Yield on Loans: 4.35% CRE & Multifamily C&I Construction & Development 1–4 Family Consumer, Home Equity & Other $2.0B $1.2B $0.8B $4.0B …With the Available “Dry Powder” to Opportunistically Fund Commercial and CRE Growth… Multifamily + Constr. + Non-Owner Occupied CRE / RBC Pro Forma: ~250%4

Pro Forma Branch Map Source: SNL Financial. Note: Deposit information as of June 30, 2015. 1 Excludes financial institutions headquartered outside of New Jersey. 2 Based on deposit market share as of June 30, 2015. Pro Forma NJ Deposit Market Share – NJ Headquartered Banks1 - OCFC (50) - OSHC (11) …Resulting in a Powerful Pro Forma Institution Operating Across Attractive Markets Market Presence – New Jersey County Level County Previous Deposit Market Share Rank Pro Forma Rank Pro Forma Market Share Commanding Market Presence Cumberland 1st 18.4% Cape May 4th 2nd 21.0% Ocean 4th 10.0% Atlantic 5th 2nd 19.5% Scalable Development Opportunity Monmouth 14th 1.6% Gloucester 14th 1.5% Middlesex 34th 0.2% Combined entity would rank as2: #1 bank headquartered in central and southern NJ #4 bank headquartered in NJ Deposits ($B) Market Share (%) Pro Forma Company

…And Significant Upside Potential

	OceanFirst (Including Cape)	OceanFirst & Ocean Shore	Peer Median[1]
Balance Sheet ($B)	**Most Recent Quarter[2]**	**Pro Forma @ Closing**	**Most Recent Quarter**
Total Assets	$4.2	$5.3	$5.8
Total Deposits	$3.2	$4.3	$4.2
Annualized Profitability Ratios	**Est. 2017**	**Est. 2017 Fully Phased[3]**	**Most Recent Quarter**
ROAA	>1.00%	>1.05%	0.92%
ROATCE	>12.0%	>13.0%	11.1%
Efficiency Ratio	<57%	<53%	61%
Valuation			
Price/Tangible Book[4]	147%	143%	158%
Price/2017E EPS	10.8 x	10.1 x	14.2 x
Dividend Yield	2.8%	2.8%	3.0%

Source: SNL Financial. Market data as of July 12, 2016.
Note: OceanFirst's Price / TBV, Price / 2017E EPS and dividend yield based on stock price of $18.74 as of July 12, 2016. Projected Ocean Shore transaction close at December 31, 2016.
[1] Peers include bank & thrifts headquartered in the Mid-Atlantic with total assets between $4B and $10B and most recent quarter ROA > 0.0%.
[2] Illustrative pro forma for Cape for the period ended March 31, 2016.
[3] Pro forma profitability metrics reflect an illustrative 2017 fully phased in earnings estimate which excludes deal charges and assumes 100% phase-in of cost saves.
[4] Illustrative pro forma for Cape as of March 31, 2016. Pro Forma closing Price/ TBV for OceanFirst reflects capital accretion from Cape as well as dilution from Ocean Shore transaction projected for December 31, 2016.

OCEANFIRST

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¹ Calculated as the time period at which the OceanFirst pro forma tangible book value per share equals OceanFirst’s projected stand-alone tangible book value per share. ² Simple TBV earnback calculation is computed as the tangible book value dilution estimated at closing divided by the first full year of pro forma EPS accretion. 3 OceanFirst consolidated and bank level capital ratios projected for December 31, 2016. Shown on consolidated basis unless otherwise denoted. 4 Estimated pro forma consolidated and bank level capital ratios as of transaction closing. Shown on consolidated basis unless otherwise denoted. Financial and Capital Impact EPS Impact 1.5% accretive to 2017 earnings (excluding deal charges) 5.4% accretive to 2018 earnings (first full year of combined operations and cost savings) Considerable accretion in addition to projected double digit earnings accretion from the Cape acquisition Tangible Book Value Impact TBV dilution of approximately 3.1% at closing (shown inclusive of all deal charges assuming fully recognized at close) Projected earnback period of approximately 3.7 years using the cross-over method1 as well as 4.1 years on a simple tangible book value earnback method2 basis Projected Pro Forma Capital OceanFirst: Consolidated Projected Standalone (incl. Cape)3 Tier 1 Leverage: 8.9% Total RBC: 12.1% Bank Tier 1 Leverage: 8.6% Pro Forma Projected Ocean Shore4 Tier 1 Leverage: 8.5% Total RBC: 12.1% Bank Tier 1 Leverage: above 8.0% IRR Internal rate of return of ~20%

Favorable Transaction Pricing

	OceanFirst & Ocean Shore	Regional Precedent Transactions[1]
Transaction Price / Est. 2017 EPS	19.8x	20.0x
Transaction Price / Est. 2017 EPS with Fully Phased-In Cost Savings[2]	9.3x	-
Transaction Price / March 31, 2016 Tangible Book Value Per Share	132%	175%
Core Deposit Premium[3]	4.9%	9.7%

Source: SNL Financial
Note: Transaction price of $22.47 per Ocean Shore share (consisting of $4.35 in cash and a 0.9667 fixed exchange ratio) based on OceanFirst common stock price of $18.74 as of July 12, 2016.
[1] Precedent transactions include Mid-Atlantic bank and thrift M&A transactions announced since 2013 where target at announcement had assets between $800M - $2.0B, LTM ROA between 0.25% - 1.75%, and NPAs/ Assets less than 3.0%.
[2] Shown to include $12.4 million of estimated cost savings (assuming cost savings are fully phased in).
[3] Core deposits are defined as total deposits less JUMBO time deposits. Premium to core deposits is calculated net of Ocean Shore ESOP related adjustments.

OCEANFIRST

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Comprehensive Due Diligence & Conservative Credit Mark

- ✓ Ocean Shore's disciplined credit standards and conservative underwriting have resulted in pristine asset quality performance
- ✓ Limited exposure to the gambling industry in Atlantic City
  - ✓ ~2% of total loans to borrowers employed in the casino industry at the time of origination[1]
- ✓ OceanFirst's extensive credit review included but was not limited to:
  - Residential: Review of collateral/occupancy type and concentrations, FICO analysis, LTV, loan size, draw period roll risk for HELOCs, impaired loans, and delinquencies
  - Commercial: Review of all watch list, impaired and delinquent loans, and top borrower relationships
- ✓ Gross Credit Mark of 1.25% of gross loans reflects 1.4x NPAs[2&3] and 3.1x reserves[3]

Ocean Shore NPAs[2] / Assets (%)



0.66
0.64
0.55
0.68
0.72
0.66
Avg: 0.65%
2011 FY
2012 FY
2013 FY
2014 FY
2015 FY
2016 Q1

Ocean Shore NCOs / Avg. Loans (%)



0.10
0.09
0.08
0.12
0.16
0.06
Avg: 0.10%
2011 FY
2012 FY
2013 FY
2014 FY
2015 FY
2016 Q1 Annualized

Source: SNL Financial
[1] Per OSHC March 31, 2016 Quarterly Report on Form 10-Q.
[2] NPAs defined as nonaccrual loans and leases and real estate owned, excluding renegotiated loans and leases.
[3] As of March 31, 2016.

OceanFirst

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Completed Projected OceanFirst Integration Plan 7/31/2015 Colonial American transaction closed 10/19/2015 Colonial American Conversion 3/11/2016 5/2/2016 Provident Branch Acquisition Cape Bancorp transaction closed 10/14/2016 Cape conversion expected to be completed Late Q4 ’16 / Early Q1 ’17 Closing of Ocean Shore acquisition Q1 2017 Retail banking decisions June 2017 Ocean Shore systems integration

Summary Transaction Merits Significant overlap provides for considerable cost savings potential Increased operating leverage creates opportunity for enhanced franchise value Becomes #4 NJ based banking institution, enters banking “sweetspot” at $5B+ in assets Acquiring a strong core deposit franchise at an attractive core deposit premium Clean, stable asset quality institution Provides “Dry-Powder” for commercial and CRE growth through Ocean Shore residential focus Pro forma profitability superior to peers allows for upside valuation potential

Appendix

Appendix A: Operating Scale 1 Excludes merger related charges. OceanFirst, Cape & Ocean Shore Projected FY 2017 also includes $12.4 million of estimated fully phased-in cost savings (assuming cost savings are fully phased in). 2 Deposits / Branch analysis does not include potential consolidation of branches. OceanFirst FY 2015 OceanFirst & Cape Projected FY 2017 OceanFirst, Cape & Ocean Shore Projected FY 2017   Efficiency Ratio1 63% <57% <53%   Deposits / Branch2 ($000s) $70,988 >$73,500 >$74,500   Operating Expense1 / EOP Assets 2.27% <2.10% <1.90%

Appendix B: Atlantic City Exposure 1 Pro forma company loans as of March 31, 2016, and excludes purchase accounting adjustments. 2 Per OSHC March 31, 2016 Quarterly Report on Form 10-Q. 3 Includes loans made to borrowers who were employed at the time of origination at casinos/hotels that subsequently closed or declared bankruptcy. Ocean Shore (Atlantic City) Pro Forma Company1 (Atlantic City)   Direct Exposure (Residential + Consumer + Commercial Loans)   $M % of Total Loans % of Total Pro Forma Loans   Total   19.6 2.5 1.5   Indirect Exposure (Residential + Consumer Loans to Casino Workers) # $M2% %   All Casinos 190 16.4 2.1 0.5   Troubled Casinos3 47 3.3 0.4 0.1